As filed with the Securities and Exchange Commission on September 20, 2012

Registration Statement No. 333-30515

Registration Statement No. 333-106092

Registration Statement No. 333-117773

Registration Statement No. 333-138208

Registration Statement No. 333-138212

Registration Statement No. 333-143391

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-30515

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-106092

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-117773

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-138208

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-138212

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-143391

TIB Financial Corp.

(Exact name of registrant as specified in its charter)

Florida	65-0655973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

599 9th Street North, Suite 101 Naples, Florida	34102-5624
(Address of Principal Executive Offices)	(Zip Code)

TIB Financial Corp. Incentive Stock Option Plan and Nonstatutory Stock Option Plan

1994 Incentive Stock Option Plan and Nonstatutory Stock Option Plan

401(K) Savings and Employee Stock Ownership Plan

2004 Equity Incentive Plan

The Bank of Venice Officers’ and Employees’ Stock Option Plan

The Bank of Venice Directors’ Stock Option Plan

(Full title of the plans)

Christopher G. Marshall

Capital Bank Financial Corp.

121 Alhambra Plaza, Suite 1601

Coral Gables, Florida 33134

(Name and address of agent for service)

(305) 670-0200

(Telephone number, including area code, of agent for service)

Copy to:

David E. Shapiro

Wachtell, Lipton, Rosen & Katz

51 West 51nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of TIB Financial Corp. (the “Registrant”):

•

File No. 333-30515, pertaining to the registration of 869,610 shares of common stock, par value $0.10 per share, of the Registrant (the “Common Stock”), issuable under the TIB Financial Corporation Incentive Stock Option and Nonstatutory Stock Option Plan, and such indeterminable number of additional shares of Common Stock as may become deliverable as a result of future adjustments in accordance with the terms of the TIB Financial Corporation Incentive Stock Option and Nonstatutory Stock Option Plan.

•	File No. 333-106092, pertaining to the registration of 100,000 shares of Common Stock, issuable pursuant to the 401(K) Savings and Employee Stock Ownership Plan.

•	File No. 333-117773, pertaining to the registration of 400,000 shares of Common Stock, issuable pursuant to the 2004 Equity Incentive Plan.

•	File No. 333-138208, pertaining to the registration of 252,617 shares of Common Stock, issuable under the 1994 Incentive Stock Option Plan and Nonstatutory Stock Option Plan.

•	File No. 333-138212, pertaining to the registration of 400,000 shares of Common Stock, issuable pursuant to the 2004 Equity Incentive Plan.

•

File No. 333-143391, pertaining to the registration of 82,750 shares of Common Stock, issuable pursuant to The Bank of Venice Officers’ and Employees’ Stock Option Plan and The Bank of Venice Directors’ Stock Option Plan.

On September 1, 2011, the Registrant entered into an Agreement and Plan of Merger with Capital Bank Financial Corp. (formerly known as North American Financial Holdings, Inc.), a Delaware Corporation (“CBF”) (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, the Registrant merged with and into CBF (the “Merger”), with CBF continuing as the surviving corporation following the Merger.

In connection with the consummation of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on the 20th day of September, 2012. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

TIB Financial Corp.

By:	/s/ Christopher G. Marshall

Name:	Christopher G. Marshall
Title:	Chief Financial Officer